Exhibit 99.1

OncoCyte Corporation and The Wistar Institute Enter into Global Licensing Agreement

Exclusive Rights to Commercialize Biomarker Assay Follows Years of Positive Collaboration on Lung Cancer Diagnostic Test

ALAMEDA, Calif. and PHILADELPHIA, Jan. 27, 2016 (GLOBE NEWSWIRE) -- OncoCyte Corporation (NYSE MKT: OCX), a developer of novel, non-invasive blood based tests for the early detection of cancer, and The Wistar Institute, an international biomedical research leader in cancer, immunology and infectious diseases, have entered into a definitive global licensing agreement for a simple, non-invasive, blood test to aid physicians in the early detection of lung cancer. The agreement provides OncoCyte the exclusive rights to commercialize this lung cancer diagnostic test.

Since 2013, OncoCyte and Wistar have been collaborating on product development of the lung cancer diagnostic test. In 2015, positive interim clinical results demonstrating the high level of observed sensitivity and specificity in the assayed samples of a prototype blood test for lung cancer were presented at the American Thoracic Society International Conference. Now, both parties are finalizing this assay, which is intended to serve as a confirmatory test for patients who are at risk for lung cancer (based on a patient’s positive or suspicious results identified by low dose computed tomography (LDCT) screening). If successful scientific and technical results are achieved, OncoCyte will proceed to the test’s final validation with the goal of completing work in 2016 to enable its commercial launch.

“This global licensing agreement is an important milestone as we move toward commercializing our blood test for lung cancer,” said William Annett, OncoCyte’s chief executive officer. “OncoCyte now has exclusive access to patented and unpatented technology developed at Wistar, including its scientific and technical lung cancer diagnostic expertise. This will be critical as we conclude our clinical studies, conduct the test’s validation study, and, if that work is successful, commercialize the new cancer diagnostic test.  Our lung cancer test addresses a large unmet need for the estimated 10 million high risk patients in the U.S. who require annual testing.  Today’s standard of care, LDCT screening, has a high false positive rate, so our lung cancer test is intended to improve patient outcomes and reduce costs to the healthcare system through the early and accurate detection of cancer.”

“The signing of this licensing agreement is an additional milestone in what has been a particularly successful partnership between Wistar and OncoCyte and another step forward in realizing our common goal to develop new applications that will benefit populations that are at risk for developing lung cancer,” said Louise Showe, Ph.D, professor in the Molecular and Cellular Oncogenesis Program, associate director of the Center for System’s and Computational Biology, and scientific director of the Bioinformatics Facility and the Genomics Facility at The Wistar Institute.

OncoCyte/Wistar Collaboration

This licensing agreement builds on existing collaborations between OncoCyte and Wistar including previously announced sponsored research agreements entered into to develop and test potential lung cancer biomarkers identified by Dr. Louise Showe. In August 2015, Wistar and OncoCyte announced an expanded agreement to continue their collaboration.

About OncoCyte Corporation

OncoCyte is primarily focused on the development and commercialization of novel, non-invasive blood and urine (“liquid biopsy”) diagnostic tests for the early detection of cancer to improve health outcomes through earlier diagnoses, to reduce the cost of care through the avoidance of more costly diagnostic procedures, including invasive biopsy and cystoscopic procedures, and to improve the quality of life for cancer patients.

While current biopsy tests use invasive surgical procedures to provide tissue samples in order to determine if a tumor is benign or malignant, OncoCyte is developing a next generation of diagnostic tests that will be based on liquid biopsies using blood or urine samples. OncoCyte’s pipeline products are intended to be confirmatory diagnostics for detecting lung, bladder and breast cancer. OncoCyte’s diagnostic tests are being developed using proprietary sets of genetic and protein markers that differentially express in specific types of cancer.

About The Wistar Institute

The Wistar Institute is an international leader in biomedical research with special expertise in cancer research and vaccine development.  Founded in 1892 as the first independent nonprofit biomedical research institute in the country.  Wistar has held the prestigious National Cancer Institute Cancer Center designation since 1972, and works actively to ensure that research advances move from the laboratory to the clinic as quickly as possible. Wistar’s Business Development team is dedicated to advancing Wistar Science and Technology Development through creative partnerships. www.wistar.org

Forward Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for OncoCyte, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of OncoCyte, particularly those mentioned in the cautionary statements found in OncoCyte’s Securities and Exchange Commission filings. OncoCyte disclaims any intent or obligation to update these forward-looking statements.

Investor Contact:
EVC Group, Inc.
Michael Polyviou/Chris Dailey
646-445-4800
mpolyviou@evcgroup.com /cdailey@evcgroup.com